Exhibit 21

Subsidiaries of the Registrant

The following is a list of the subsidiaries of SR Bancorp, Inc.:

Name State of Incorporation

Somerset Regal Bank(1) New Jersey

RB Properties, LLC(2) New Jersey

Somerset Consumer Service Corporation(2) New Jersey

Somerset Investment Company(2) New Jersey

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(1) Wholly owned by SR Bancorp, Inc.

(2) Wholly owned by Somerset Regal Bank.